Exhibit 10.1

RELATED PARTY LOAN AGREEMENT AND PROMISSORY NOTE

$250,000.00	July 11, 2025 (“Effective Date”)

12-Month Note

1.	LOAN AMOUNT

Principal Loan Amount: Subject to the terms and conditions herein, EMl Capital LLC (“EM1” or “Holder”) has agreed to advance a loan in favor of Limitless X Holdings, Inc., a Delaware corporation (“LIMX” or “Maker”) the total sum of Two Hundred Fifty Thousand Dollars and No Cents ($250,000.00), for general corporate purposes, working capital and growth initiatives. EM1 will advance the loan proceeds between July 11 and August 29, 2025. Each of EM1 or LIMX may be referred to individually as a “Party” or collectively as the “Parties”.

Mr. Mathur is the CEO, Chairman of the Board, and a significant shareholder of the LIMX. EMl is solely owned and managed by Jaspreet Mathur. This agreement and note (this “Note”) is intended to memorialize a related party loan between the entities which was required for the Company to meet a key business objective.

2.	PROMISE TO PAY

For value received, LIMX promises to pay to the order of “EM1 Capital LLC”, including its agents, successors, and assigns, at 30 N. Gould St., Suite 27689, Sheridan WY 82801, or at such other address as the EMl hereof may from time to time in writing designate, at the times specified below, in lawful money of the United States of America, the principal sum of Two Hundred Fifty Thousand Dollars ($250,000.00) (the “Principal”) together with interest at the rate of fifteen percent (15.0%) per annum thereon (the “Interest”, together with the Principal, the “Total Balance”) for a term of 12 months.

3.	PAYMENTS AND ADDITIONAL CONSIDERATION

The Company will pay to EMl the Total Balance, which includes principal and interest, on or before the Maturity Date, defined herein as the 12-month anniversary of the Effective Date, i.e., July 11, 2026, unless otherwise agreed in writing by the Parties.

In consideration for the Holder’s willingness to provide the Loan, and the Maker’s need to pay certain necessary expenses, the Maker shall cause to be issued an aggregate of Five Hundred Thousand (500,000) shares of the Maker’s common stock to the Holder on the Effective Date. These shares will be restricted securities under Rule 144 of the Securities Act of 1933, as amended (“Securities Act”) and shall be subject to all restrictions on transfer under the Securities Act. In addition LIMX shall issue to EM1 warrants to purchase Five Hundred Thousand (500,000) shares of Maker’s common stock on the Effective Date (the “Grant Date”), pursuant to the terms and conditions of that certain Warrant Agreement dated July 11, 2025 by and between EM1 and LIMX (the “Warrant”). The Warrant shall contain provisions for a 5-year term, cashless exercise, and anti-dilution protections for Holder. The exercise price of the warrants shall be equal to the closing price of Maker’s common stock on the Grant Date.

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4.	DEFAULT

Upon the occurrence of any of the following “Events of Default”, at the option of EM1, all sums of principal and interest on this Note shall be immediately due and payable, without presentment, protest, notice of protest, notice of nonpayment or dishonor, or other notices or demands of any kind whatsoever, all of which are hereby expressly waived by LIMX: (a) failure of the Company to pay any installment when due under this Note, which failure is not cured within five (5) business days from receipt by LIMX of a written or verbal notice from EMI, including via email; (b) filing by or against LIMX of a petition in bankruptcy or for relief under any bankruptcy or similar laws or for a receiver for LIMX or any property thereof; or (c) attachment, seizure, foreclosure or sequestration of or with respect to any property of LIMX

Upon an Event of Default, LIMX shall pay to EMI all costs and expenses of collection, including, without limitation, reasonable attorneys’ fees and legal costs incurred or paid by EMl on account of such collection, whether or not suit is instituted. Failure by EMI hereof to declare a default shall not constitute a waiver of any subsequent default. Acceptance of payment in arrears shall not waive or affect the right to accelerate this Note.

After acceleration of the indebtedness evidenced by this Note, such indebtedness shall continue to bear interest at the maximum default interest rate permitted by law. All remedies of EMI under this Note are cumulative and in addition to any other remedies provided for by law or in equity, and may otherwise to the extent permitted by law, be exercised separately and the exercise of any one remedy shall not be deemed to be an election of such remedy only, to the exclusion of all others.

4.	NOTICE

Any notice, demand or other communication under this Note shall be in writing and shall be deemed to have been given on the date of service, if served personally on the Party to whom notice is to be given, or upon receipt if mailed to the Party to whom notice is to be given, by first class mail, registered, return receipt requested, postage prepaid and addressed to the address above or such other address the Parties may designate in writing hereafter.

EMI or LIMX may change its address for purposes of this paragraph by giving the other Party written notice of the new address in the manner set forth in this paragraph.

5.	MISCELLANEOUS PROVISIONS

Time is of the essence with respect to all of the obligations of Maker under this Note. This Note will be considered to have been executed and delivered, and to be performed in New Castle County, Delaware for all purposes including jurisdiction and venue of any proceedings to enforce the Agreement. Each Party waives any argument based on forum non conveniens or similar provisions of law relating to the place of trial. This Note shall be interpreted under Delaware law, without regard to Delaware law regarding choice of law or conflicts of laws.

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The undersigned expressly agrees that this Note or any payment under this Note may be extended by EMI from time to time without in any way affecting the liability of the undersigned hereunder.

If any provision or any word, term, clause, or part of any provision of this Note shall be invalid for any reason, the same shall be ineffective, but the remainder of this Note and of the provision shall not be affected and shall remain in full force and effect. To the extent that any term of this Note conflicts with any law, the conflicting term shall be limited only to the extent necessary to comply with said law.

Any of the terms or conditions of this Note may be waived by EMl in writing, but no such waiver shall affect or impair the rights of EMl to require observance, performance, or satisfaction, either of that term or condition as it applies on a subsequent occasion or of any other term or condition of this Note.

This Note shall be binding upon and inure to the benefit of the respective heirs, executors, administrators, and successors in interest of the parties hereto. LIMX may not assign the obligations created herein. EMI may assign this Note.

No modification, amendment, or waiver of any provisions of this Note shall be binding upon any Party unless made in writing and signed by that Party or by a duly authorized officer or agent that that Party. Each Party has had the opportunity to consult and/or has consulted with legal counsel prior to executing this Note. LIMX may prepay principal at any time, and from time to time, without penalty.

EM1 Capital, LLC		Limitless X Holdings Inc.

By:	/s/ Jaspreet Mathur	By:	/s/ Danielle Young
Name:	Jaspreet Mathur	Name:	Danielle Young
Title:	Manager	Title:	Chief Operating Officer

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